Exhibit 99.1

Service Agreement

between

Fairchild Textil GmbH (the "Company")

and

Mr. Klaus Esser

residing at Gerkerath 82, 41179 Mönchengladbach

§ 1
Position

Mr. Esser's responsibility is to be determined by the shareholders' meeting of the Company, from time to time.

Mr. Esser shall devote his efforts and all of his professional knowledge and experience to the Company, exclusively.

§ 2
Duration

This Agreement commences on 2 January 2004 and is made for a fixed term of 2 years. The Agreement is automatically renewed for an indefinite period of time, unless terminated by either party with six months' notice for the end of the fixed term, and may thereafter be terminated with one year's notice for the end of a calendar quarter.

The Company shall be entitled to release Mr. Esser from any further activities for the Company upon maintaining full payment of his remuneration for the duration of this Agreement.

The Company's right to give extraordinary notice for cause remains unaffected.

§3
Remuneration

Mr. Esser shall receive an annual gross salary of EUR 200,000 (the "Fixed Salary") to be paid in twelve equal instalments at the end of each month. In case a contract year is shorter than the calendar year, the Fixed Salary shall be paid pro rata temporis. The Fixed Salary shall compensate for all overtime, if any. In addition, the Company shall contribute an amount to the health and to the pension insurance of Mr. Esser equal to the statutory employer's share based on the contribution ceiling.

Mr. Esser shall further receive a bonus amounting to EUR 460,000 per year. The bonus shall be payable in twelve equal instalments at the end of each month

§ 4
Holiday

Mr. Esser is entitled to an annual holiday of 30 working days which is based on a work week from Monday to Friday.

§ 5
Company Car

The Company will provide Mr. Esser with a company car (Audi A8 or similar). The company car may also be used privately. Mr. Esser shall bear the salary tax for such private use.

§ 6
Confidentiality

During the period of employment with the Company and at any time thereafter, Mr. Esser shall keep strictly secret all confidential information concerning the Company and will not utilise such information for his own or for the benefit of others.

§ 7
Return of Documents and other Records

Upon termination of the employment with the Company or upon any discharge from his obligation to render services to the Company Mr. Esser shall promptly return to the Company (i) all files, documents, correspondence and records, drafts and the like concerning the business of the Company and its affiliates which are in his possession or which he has access to as well as (ii) any photocopies or other copies thereof, regardless of whether the same were originally furnished by the Company or not. Mr. Esser shall not be entitled to exert any right of retention with respect to such documents and other records.

§8
Amendments

Any amendments of or supplements to this Agreement - including this clause - shall only be effective if made in writing.

§ 9
Resignation

Effective on 2 January 2004 Mr. Esser agrees to terminate his employment agreement with Polo Expressversand Gesellschaft für Motorradbekleidung und Sportswear mbH at no cost.

§ 10
Insurance

The Company agrees to include Mr. Esser in the director and officer liability insurance policy maintained for the Company by the US parent company which is The Fairchild Corporation.

§ 11
Assignment

This Agreement may be assigned by the Company to another wholly-owned German company of the Company subject to Mr. Esser's consent which may not be unreasonably withheld.

Place/Date

Fairchild Textil GmbH represented by John L. Flynn

Mr. Klaus Esser